Exhibit 10.3

First Amendment to Employment Agreement

This agreement shall constitute an amendment (“Amendment”), dated as of October 4, 2023, between Butler National Corporation (“Employer”) and Joe A. Peters (“Employee”) to that certain Employment Agreement, dated as of February 4, 2020, between Employee and Employer (the “Employment Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, Employee and Employer now desire to amend the Employment Agreement to update the annual Base Salary payable to the Employee in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Employment Agreement is amended, effective as of the date first set forth above (except as otherwise provided below), as follows:

1.	The first paragraph of Section 4.0 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Commencing May 1, 2023, as compensation during the period of his employment under this Agreement, Employer shall pay to Employee as salary for his services, an annual sum of $610,000.00, which shall be payable weekly in accordance with Employer’s normal payroll practices (the “Base Salary”). Such rate of Base Salary shall continue until the end of the Initial Term (December 31, 2024), unless unilaterally increased by the Employer or modified by mutual agreement between Employer and Employee.

2.	Section 10 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Notices. All notices to be given by either party to this Agreement to the other shall be in writing. Any notice to be given to Employee shall be given by depositing such notice in the United States mails, postage prepaid, addressed to Employee at One Aero Plaza, New Century, Kansas, 66031. Any notice to be given to Employer shall be given by depositing such notice in the United States mails, postage prepaid, addressed to Employer at the same address as Employer. Either party may from time to time change its address for further communication by giving notice in the manner prescribed to the other party.

3.

Except as modified by this Amendment, the Employment Agreement shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Employment Agreement except as otherwise expressly set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the day and year first written above.

BUTLER NATIONAL CORPORATION		EMPLOYEE

By	/S/ Christopher J. Reedy	By	/S/ Joe A. Peters
Christopher J. Reedy Chief Executive Officer		Joe A. Peters